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                              TRANSFER AGENCY AGREEMENT

                                AMENDMENT NUMBER NINE

          THIS AGREEMENT is made as of the 20th day of December, 1994 by and between DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation (the "Fund"), and PFPC INC., formerly "Provident Financial Processing Corporation" ("PFPC"), a Delaware corporation, which is an indirect wholly-owned subsidiary of PNC Financial Corp.

                                W I T N E S S E T H :

          WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Fund has retained PFPC to provide certain transfer agency services pursuant to a Transfer Agency Agreement dated as of June 19, 1989 and as amended (the "Agreement") which, as of the date hereof, is in full force and effect; and

          WHEREAS, PFPC presently provides such services to the nineteen existing Portfolios of the Fund; and

          WHEREAS, the Fund has since organized one new Portfolio, designated the "DFA International Small Cap Value Portfolio" (the "New Portfolio"), and the parties hereto desire that PFPC shall provide the New Portfolio with the same services

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that PFPC provides to the other nineteen Portfolios of the Fund pursuant to the
Agreement; and

          WHEREAS, Section 1 of the Agreement provides that PFPC shall provide such services to any Portfolio organized by the Fund after the date of the Agreement as agreed to in writing by PFPC and the Fund.

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound, the parties hereto agree as follows:

          1.   The Fund has delivered to PFPC copies of:

               (a) Post-Effective Amendment Number 31 of the registration statement of the Fund, as effective with the U.S. Securities and Exchange Commission on December 20, 1994, wherein the New Portfolio is described;

               (b) The exhibits to such post-effective amendment, including the form of investment advisory agreement and specimen stock certificate with respect to the New Portfolio; and

               (c) Amendment Number Nine dated December 20, 1994 of the Administration and Accounting Services Agreement between the parties dated as of June 19, 1989.

               2.   The Agreement hereby is amended effective December 20, 1994 by:
               (a)  adding the following sentence immediately


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after the third sentence of Section 1 therein, "As of December 20, 1994, the
Fund delivered to PFPC a Prospectus dated December 20, 1994 wherein a new class of Fund shares designated the "DFA International Small Cap Value Portfolio" is described and the parties agree that the terms of this Agreement shall apply to the Portfolios described in such Prospectus.";

               (b) adding a new sentence immediately following the third sentence of Section 19 as follows: "The foregoing provisions of this Section 19 notwithstanding, this Agreement with respect to the DFA International Small Cap Value Portfolio may be terminated by either party upon not less than 180 days prior written notice to the other party."

               3. The Fee Schedules of PFPC applicable to the New Portfolio shall be as agreed in writing from time to time.

               4. In all other respects the Agreement shall remain unchanged and in full force and effect.


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               IN WITNESS WHEREOF, the parties hereto have caused this Amendment
Number Nine to the Agreement to be executed by their duly authorized officers designated below on the day and year first above written.

                         DFA INVESTMENT DIMENSIONS GROUP INC.


                         By:
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                         PFPC INC.


                         By:
                            ---------------------------------


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